SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

January 18, 2008

HYDROGEN POWER, INC.

(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

201 ELLIOTT AVENUE, SUITE 400

SEATTLE, WASHINGTON 98119

 (Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 223-0506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)   On January 23, 2008, representatives of the board of directors of the Company informed Mr. David Cade, the Chief Executive Officer, that his employment agreement had been terminated.

Item 8.01   Other Events

On January 18, 2008, the Company was served with a complaint filed in the Superior Court of Washington in King County. The complaint was filed by FastFunds Financial Corporation, Daniel Bishop, Barbara M. Schaper, HP Services LLC, VP Development Corporation, and Gulfstream Financial Partners, LLC (collectively, the “Plaintiffs”) against Dilbagh Singh Gujral, Ricky Gurdish Gujral, Virendra Chaudhary, Gurinder Dilawari, Global Hydrofuels Technology, Inc. and Hydrogen Power, Inc. (collectively, the “Defendants”).

Messrs. Chaudhary and Dilawari are directors of the Company. GHTI is the majority shareholder of the Company. Ricky Gurdish Gujral is the former chief executive officer of the Company. The complaint alleges fraud, misappropriation of corporate opportunity and breach of fiduciary duty by the Defendants relating to the merger of Equitex, Inc. and Hydrogen Power, Inc., the Sublicense Agreement with GHTI, and payments to Ricky Gurdish Gujral. The complaint seeks the appointment of a receiver to take possession of the property and assets of the Company and to manage and operate the Company pending completion of the action. The complaint also seeks damages in the excess of $500,000, exemplary damages, attorneys fees plus interest and costs and any other relief the court finds just and proper.

The Plaintiffs’ Motion for Appointment of a Receiver is scheduled to be heard on January 24, 2008.

1

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: January 23, 2008	By: /s/ Virendra Chaudhary _____________________________________ Virendra Chaudhary, Director

2